Exhibit 4.1
CERTIFICATE OF DESIGNATION
FOR
CHARTWELL INTERNATIONAL, INC.
     WHEREAS, the Amended and Restated Articles of Incorporation of Chartwell International, Inc., a Nevada corporation (the “Corporation”) presently authorizes the issuance of 25,000,000 shares of Preferred Stock, $0.001 par value, in one or more series upon terms and conditions that are to be designated by the Board of Directors (the “Board”); and
     WHEREAS, the Board wishes to designate 20,000 shares of the Corporation’s Preferred Stock as “Series A Preferred Stock.”
     NOW, THEREFORE, BE IT RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation hereinafter designated “Series A Preferred Stock” is hereby created, and that the designation and amount thereof and the rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock or the holders thereof are as follows:
     1. Designation and Amount. The number of shares of Preferred Stock (“Preferred Stock”) which the Corporation is authorized to issue is 25,000,000, of which 20,000 shares are hereby designated as Series A Preferred Stock, $0.001 par value (“Series A Preferred Stock”).
     2. Dividends. The holders of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors for holders of Common Stock of the Corporation, such dividends as may be declared from time to time by the Board of Directors.
     3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive pari passu any distribution of any of the assets of the Corporation to holders of Common Stock of the Corporation.
     4. Redemption. If a holder of Series A Preferred Stock acquires a redemption right on or before March 5, 2007, the Series A Preferred Stock shall be redeemable as follows:
         (a) Commencing on December 31, 2012 and if the Corporation is not at that date publicly traded on a national exchange, the holder of Series A Preferred Stock shall have the option to require the Corporation to acquire and redeem all, but not part, of such holder’s Series A Preferred Stock at any time (the “Redemption Right”) at a purchase price of $1,000.00 per share (as adjusted for any combinations or splits with respect to such shares) (the “Redemption Price”). To exercise its Redemption Right, the holder shall deliver notice to the Corporation in writing at least thirty (30) days prior to date of redemption (the “Redemption Date”). The Corporation shall effect redemptions by paying cash, from any funds legally available for such purpose.
         (b) In connection with any redemption by the Corporation pursuant to Section 4(a) above, at least thirty (30) days prior to the date the holder elects to require redemption of the shares, the holder shall mail a Redemption Request Notice by certified mail to the Corporation. The Redemption Request Notice shall specify the number of shares to be redeemed from such holder, the Redemption Date and the Redemption Price. Each surrendered certificate , if any, shall be cancelled, and the Redemption Price for such shares shall then be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, or records of the Corporation, and in the manner set forth in Section 4(a).
     5. Reacquired Stock. Any Series A Preferred Stock purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to any conditions and restrictions on issuance set forth herein.
     6. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
         (a) Right to Convert.
              (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock of the Corporation as is determined by dividing $1,025.65 per share by the Conversion Price at the time in effect for such share, provided, however, the number of shares of Common Stock that may be acquired by any holder upon any conversion hereunder shall be limited to the extent necessary to ensure that, following such exercise, the total number of shares of Common Stock then beneficially owned by the holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed ten percent (10%) of the total number of issued and outstanding shares of Common Stock of the Corporation (including for such purpose the shares of Common Stock issuable upon such conversion). The initial Conversion Price per share for shares of Series A Preferred Stock shall be $2.50; provided however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as provided in this Section 4.
         (b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of

Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.
         (c) Conversion Price Adjustment of Preferred Stock. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:
              (i) In the event the Corporation should at any time or from time to time after the date when the first shares of Series A Preferred Stock are issued (“Purchase Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.
              (ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
         (d) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 6(c)(i) above, then, in each such case for the purpose of this Section 6(d), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
         (e) Reclassification, Exchange and Substitution. If the Common Stock is changed into the same or different number of shares of any other class or series of stock, whether by capital reorganization, reclassification or otherwise (other than an event treated under Section 3 as liquidation, dissolution or winding up, and other than a stock dividend, combination, split or other event for which adjustment is made pursuant to Section 6(c)), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or series of stock equivalent to the number of shares of Common Stock that the holders would have been entitled to receive upon conversion of their Series A Preferred Stock immediately prior to such reclassification, exchange or capital reorganization.
         (f) No Impairment. The Corporation will not, by amendment of its Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.
         (g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
         (h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
         (i) Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the holder’s address appearing on the books of the Corporation.
         (j) No Fractional Shares and Certificate as to Adjustments.
              (i) No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock that the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
              (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.
     7. Voting Rights. Except as provided herein or by law, holders of Series A Preferred Stock shall have no voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of the date set forth below.

Date: March 2, 2007

Paul Biberkraut, Chief Financial Officer

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